Exhibit 10.10

OCEAN CITY HOME BANK

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

THIS AGREEMENT entered into this 18th day of December, 2002 by and between OCEAN CITY HOME BANK (the “Bank”), a federally-chartered savings bank, and STEVEN BRADY (the “Employee”).

WHEREAS, the Employee has rendered services to the Bank as a valued employee; and

WHEREAS, the Bank desires to encourage the Employee to continue to render faithful and high quality services to the Bank; and

WHEREAS, the Bank seeks to provide financial protection for the beneficiaries of the Employee in the event of the Employee’s untimely death; and

WHEREAS, the Bank is the owner of one or more life insurance policies under which Employee is an insured (the “Policies”), all of which are identified in Exhibit A hereto.

NOW, THEREFORE, for value received and in consideration of the mutual covenants and agreements contained herein, the Bank and the Employee agree as follows:

Article I

Ownership Rights in the Policies

A. The Bank shall have all of the ownership rights, options and privileges permitted by the Policies, except those expressly granted to the Employee by the terms of this Agreement.

B. The Bank shall have the right to designate itself as beneficiary of the Policies to the extent of the total death proceeds payable under the Policies, less the Employee’s Interest. For purposes of this Agreement, the “Employee’s Interest” shall be determined as follows:

(i)	While the Employee is an active employee of the Bank or any affiliate of the Bank, the Employee’s interest means an amount determined in accordance with Exhibit B.

(ii)	Following the Employee’s termination of employment, other than for “Cause” (as defined in Paragraph C below), by reason of Disability, or following a Change in Control, “Employee’s Interest” means an amount determined in accordance with Exhibit B.

(iii)	Upon an Employee’s termination of employment on or after the effective date of a Change in Control (as defined in Paragraph C below) for any reason other than a termination for Cause (as defined below), “Employee’s Interest” means an amount determined in accordance with Exhibit B.

(iv)	Upon an Employee’s termination of employment by reason of Disability (as defined in Paragraph C below), “Employee’s Interest” means an amount determined in accordance with Exhibit B.

Except to the extent otherwise provided in this Paragraph B and in Article IV, no benefit shall be provided to an Employee under this Agreement following termination of employment.

C. For purposes of this Agreement, the following definitions shall apply:

(i)	“Cause” shall mean termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.

(ii)	“Change in Control” shall mean any of the following:

(a)	There occurs a “change in control” of the Bank, as defined or determined either by the Bank’s primary banking regulator or under regulations promulgated by its primary regulator.

(b)	As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, the persons who were Directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank.

(c)	The Bank transfers all or substantially all of its assets to another corporation or entity which is not an affiliate of the Bank.

(d)	The Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than 60% of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank.

A Change in Control shall not occur solely as a result of a conversion of the Bank from the mutual to the stock form of organization (“Conversion”) or reorganization of the Bank into the mutual holding company form of ownership (“Reorganization”).

(iii)	“Disability” shall have the same meaning as under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

D. The Employee shall have the right to designate a beneficiary or beneficiaries of the Policies’ death benefits to the extent of the Employee’s Interest on a form designated by the Bank for such purpose. If more than one beneficiary is named, the share of each beneficiary and the status of each beneficiary (i.e., as primary or contingent) shall be indicated by the Employee. The Employee shall have the right to change the beneficiary or beneficiaries and the status of the same by submitting the change in writing on a form designated by the Bank for such purpose. The Bank shall take such action as may be necessary to effectuate the beneficiary designation, as well as any settlement option made available by the Policies that the Employee may elect. The Employee’s beneficiary designation form, as the same may be modified from time to time by the Employee, shall be incorporated by reference as part of this Agreement.

E. The Bank may not take any action with respect to the Policies that will impair any right or interest of the Employee in the Policies.

F. With the consent of the Bank, the Employee may assign without consideration the “Employee’s Interest” to any person, entity or trust. In the event the Employee transfer the “Employee’s Interest,” then all of the “Employee’s Interest” and the Employee’s rights under this Agreement shall be vested in the Employee’s transferee, who shall be substituted as a party hereunder and the Employee shall have no further interest in the Policies or in this Agreement.

Article II

Premium Payments

A. The Bank shall contribute the entire premium payable under the Policies.

B. It is understood and agreed by the Employee that, annually during the term of this Agreement, the Employee will be charged with taxable income by reason of the economic benefit of the insurance protection received under this Agreement in an amount determined under applicable federal income tax requirements. During the term of this Agreement, the Bank shall annually furnish the Employee a statement on Form W-2 reporting the Employee’s taxable income with respect to coverage provided under this Agreement, unless such amount is reimbursed to the Bank by the Employee on or before the last day of the calendar year.

Article III

Division of Death Proceeds of Policies

In the event that the Employee shall die while this Agreement is in force, the Bank shall be entitled to receive from the proceeds of the Policies an amount equal to the Bank’s interest in the Policies, as determined under Paragraph B of Article I of this Agreement. The portion of the proceeds of the Policies which represents the “Employee’s Interest” as determined in accordance with Article I, Paragraph B shall be paid to the beneficiary named by the Employee in accordance with the terms of the policy as reflected in the records of the insurance company.

Article IV

Termination of Agreement

A. Except as otherwise provided in this Article IV, this Agreement shall terminate (i) automatically upon termination of the Employee’s employment with the Bank or any affiliate of the Bank, other than by reason of the Employee’s death while actively employed or (ii) by mutual agreement of the Employee and the Bank. If the Employee terminates employment with the Bank or any affiliate of the Bank and qualifies as an Eligible Retiree, or terminates employment (other than for Cause) on or after the effective date of a Change in Control or by reason of Disability, this Agreement shall continue in effect and thereafter shall terminate only by mutual agreement of the Employee and the Bank.

B. Notwithstanding anything in this Agreement to the contrary, (i) upon the division of the death proceeds of the Policies pursuant to Article III above, this Agreement shall terminate and (ii) this Agreement shall terminate as of the date that the Executive has been paid all benefits to which he is entitled under his Salary Continuation Agreement with the Bank of even date herewith.

Article V

Amendment

This Agreement may be amended at any time and from time to time, but only by a written instrument signed by the Bank and the Employee.

Article VI

Named Fiduciary and Plan Administrator

The Bank is hereby designated the Named Fiduciary and Plan Administrator with respect to this Agreement.

As Named Fiduciary, the Bank shall be responsible for the management and administration of this Agreement. The Bank’s Board of Directors may delegate to others the Bank’s responsibilities under the plan including the retention of advisors and may execute any other powers necessary for the discharge of its duties to the extent not in conflict with the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Article VII

Claims Procedure

A claim form or a request for claim information with respect to benefits under the Agreement may be obtained upon written request to the Named Fiduciary or its delegate.

In the event that the claim is in whole or in part denied, the Named Fiduciary or its delegate shall provide notification of such denial to the claimant within 90 days. The notifications shall contain the specific reasons for the denial as well as specific reference to the pertinent provisions of the Agreement upon which the denial is based. The claimant shall also be informed of this claim review procedure and shall be provided with description of the method by which the claim may be perfected.

A claimant seeking claims review may, within 60 days following receipt by the claimant of a written claims denial, request a claim’s review by written application to the Named Fiduciary. In connection with the claim’s review, the claimant shall be afforded an opportunity to review claims documents and submit comments in writing. A final decision on review shall be in writing and shall include, in the event the claims for benefits are wholly and partially denied:

(1)	The specific reasons for the denial;

(2)	Specific reference to pertinent provisions of the Agreement upon which the denial or dispute is based;

(3)	A description of any additional information necessary for the claimant to perfect the claim and an explanation of why such materials or information is necessary; and

(4)	An explanation of the Agreement review procedures.

Article VIII

Insurer Not a Party to Agreement

The issuer(s) of the Policies shall not be deemed a party to this Agreement. Payment or other performance of its contractual obligations in accordance with the provisions of the Policies shall fully discharge the issuer(s) from any and all liability. The Bank shall take such action as may be necessary to ensure that the “Employee’s Interest” in the Policies is reflected in the records of the issuer of the Policies.

Article IX

Agreement Binding Upon Parties

This Agreement shall bind both the Bank and the Employee, as well as their heirs, successors, personal representatives and assigns. Except as otherwise provided by this Agreement, in no event shall a successor entity to the Bank be discharged of its obligation to maintain a level of insurance protection equal to the Employee’s Interest.

Article X

Governing Law

This Agreement sets forth the entire agreement between the parties hereto, and any and all prior agreements are hereby superseded. The law of the State of New Jersey shall govern this Agreement, unless preempted by federal law.

IN WITNESS WHEREOF, the Employee and a duly authorized representative of the Bank have executed this Agreement, all as of the day and year written above.

OCEAN CITY HOME BANK

/s/Roy Gillian

/s/Steven E. Brady
Employee

EXHIBIT A

Insurance Carrier	Policy Number
Mass Mutual	6095122
Transamerica	50183161C
Transamerica	50390859C
Jefferson Pilot	JP-5046701

EXHIBIT B

Age	Pre/Post Termination Death Benefit [1,2,3,4]
50	$2,283,747
51	$2,283,747
52	$2,283,747
53	$2,283,747
54	$2,283,747
55	$2,283,747
56	$2,283,747
57	$2,283,747
58	$2,283,747
59	$2,283,747
60	$2,283,747
61	$2,185,631
62	$2,081,627
63	$1,971,384
64	$1,854,526
65	$1,730,657
66	$1,599,365
67	$1,460,176
68	$1,312,646
69	$1,156,264
70	$990,499
71	$814,788
72	$628,534
73	$431,106
74	$221,831

1	In the event of termination of employment prior to age 60 following a Change in Control, the Executive’s benefit shall be determined under this schedule by assuming that the Executive’s age at termination was 60.
2	In the event of termination by reason of Disability, this schedule shall be followed based on the Executive’s actual age of termination.
3	In the event of termination prior to age 60, other than by reason of Disability or following a Change in Control, the Executive acknowledges and agrees that his scheduled benefit above shall be reduced proportionately at termination by reference to the vested percentage of his benefit on the date of termination under his Salary Continuation Agreement with the Bank of even date herewith and by assuming that the Executive’s age at termination was 60.
4	In the event of termination after age 60, this schedule shall be followed by assuming that the Executive’s age at termination was 60.